Exhibit 10.12

Trimble Navigation Limited

Board of Directors Compensation Policy

The following is a schedule of the elements of compensation and expense reimbursement for nonemployee members of the board of directors. This policy is effective July 1, 2007.

•	A stock option grant of 15,000 shares under the Trimble 2002 Stock Option Plan upon the initial appointment or election to the board.

•	An additional annual grant of 10,000 shares to be granted to each director upon re-election by the shareholders at Trimble's Annual Shareholders’ Meeting.

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Options granted to directors are at fair market value on the date of grant and will have a term of ten years, vesting monthly, on a pro-rated basis, over three years. The options will terminate 90 days after the individual ceases to be a member of the board.

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An annual retainer running from July1 through June 30 of each year in the amount of $158,000, reduced by the accounting expense recorded by Trimble in accordance with FAS 123 valuation for the option granted to the director at the previous Annual Shareholders’ Meeting.  The annual retainer shall be payable on a quarterly basis.

•	A payment of $2,000 for each day in attendance at a board meeting.

•	A payment of $2,000 for each day devoted to specific board matters, provided that such activity has been requested by either the board of directors or the chairman in consultation with the CEO.

•	A payment of $500 for participation in a telephonic board meeting.

•	A payment of $1,000 for each board committee meeting attended, that is not held on the same day as a board meeting.

•	A payment of $500 for participation in a telephonic board committee meeting.

•	A director will be paid a travel and transportation allowance, in lieu of reimbursement for expenses, in accordance with the following schedule:

$4,000 for travel to a meeting held between 1,000 miles and 3,000 miles from the director’s place of residence.

$10,000 for travel to a meeting held more than 3,000 miles from the director’s place of residence.

Note: Miles are one-way and will be measured by air miles between airports.
   Nickolas W. Vande Steeg will be paid a travel and transportation allowance of $1,500.

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Reimbursement of travel expenses consistent with Trimble policy for travel to a meeting held less than 1,000 miles from the director’s place of residence and all necessary travel on Trimble business, other than to attend a board meeting.